Exhibit 16.1
January 23, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by SoftBrands, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of SoftBrands, Inc. dated January 16, 2009. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,
/s/PricewaterhouseCoopers LLP